Exhibit 6.4

HYPERSCIENCES, INC.

RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT

RIGHT OF FIRST REFUSAL

AND CO-SALE AGREEMENT

THIS RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT (this “Agreement”), is made as of ________________________ by and among HyperSciences, Inc., a Delaware corporation (the “Company”), the Investors listed on Schedule A and the Key Holders listed on Schedule B.

WHEREAS, each Key Holder is the beneficial owner of the number of shares of Capital Stock, or of options to purchase Common Stock, set forth opposite the name of such Key Holder on Schedule B;

WHEREAS, the Company and the Investors are parties to the Series A Preferred Stock Subscription Agreement, of even date herewith (the “Subscription Agreement”), pursuant to which the Investors have agreed to purchase shares of the Series A Preferred Stock of the Company, par value $0.0001 per share (“Series A Preferred Stock”); and

WHEREAS, the Key Holders and the Company desire to further induce the Investors to purchase the Series A Preferred Stock;

NOW, THEREFORE, the Company, the Key Holders and the Investors agree as follows:

1.

Definitions

.

1.1

“Affiliate” means, with respect to any specified Investor, any other Investor who directly or indirectly, controls, is controlled by or is under common control with such Investor, including, without limitation, any general partner, managing member, officer or director of such Investor, or any venture capital fund now or hereafter existing which is controlled by one or more general partners or managing members of, or shares the same management company with, such Investor.

1.2

“Capital Stock” means (a) shares of Common Stock and Preferred Stock (whether now outstanding or hereafter issued in any context), (b) shares of Common Stock issued or issuable upon conversion of Preferred Stock, and (c) shares of Common Stock issued or issuable upon exercise or conversion, as applicable, of stock options, warrants or other convertible securities of the Company, in each case now owned or subsequently acquired by any Key Holder, any Investor, or their respective successors or permitted transferees or assigns. For purposes of the number of shares of Capital Stock held by an Investor or Key Holder (or any other calculation based thereon), all shares of Preferred Stock shall be deemed to have been converted into Common Stock at the then-applicable conversion ratio.

1.3

“Change of Control” means a transaction or series of related transactions in which a person, or a group of related persons, acquires from stockholders of the Company shares representing more than fifty percent (50%) of the outstanding voting power of the Company.

1.4

“Common Stock” means shares of Common Stock of the Company, $0.0001 par value per share.

1.5

“Company Notice” means written notice from the Company notifying the Prospective Transferor that the Company intends to exercise its Right of First Refusal as to some or all of the Transfer Stock with respect to any Proposed Transfer.

1.6

“Deemed Liquidation Event” has the same meaning as defined in Article V(B)(1) of the Restated Certificate.

1.7

“Investors” means the persons named on Schedule A hereto, each person to whom the rights of an Investor are assigned pursuant to Subsection 6.9, each person who hereafter becomes a signatory to this Agreement pursuant to Subsection 6.11 and any one of them, as the context  may require.

1.8

“Key Holders” means the persons named on Schedule B hereto, each person to whom the rights of a Key Holder are assigned pursuant to Subsection 3.1, each person who hereafter becomes a signatory to this Agreement pursuant to Subsection 6.9 or 6.17 and any one of them, as the context may require.

1.9

“Preferred Stock” means collectively, all shares of Series A Preferred Stock.

1.10

“Proposed Transfer” means any assignment, sale, offer to sell, pledge, mortgage, hypothecation, encumbrance, disposition of or any other like transfer or encumbering of any Transfer Stock (or any interest therein) proposed by any of the Investors or Key Holders.

1.11

“Proposed Transfer Notice” means written notice from an Investor or Key Holder setting forth the terms and conditions of a Proposed Transfer.

1.12

“Prospective Transferee” means any person to whom an Investor or Key Holder proposes to make a Proposed Transfer.

1.13

“Prospective Transferor” means any Investor or Key Holder proposing to make a Proposed Transfer.

1.14

“Restated Certificate” means the Company’s Amended and Restated Certificate of Incorporation, as amended from time to time.

1.15

“Right of Co-Sale” means the right, but not an obligation, of an Investor or Key Holder to participate in a Proposed Transfer on the terms and conditions specified in the Proposed Transfer Notice.

1.16

“Right of First Refusal” means the right, but not an obligation, of the Company, or its permitted transferees or assigns, to purchase some or all of the Transfer Stock with respect to a Proposed Transfer, on the terms and conditions specified in the Proposed Transfer Notice.

1.17

“Secondary Notice” means written notice from the Company notifying the Investors and Key Holders and the Prospective Transferor that the Company does not intend to exercise its Right of First Refusal as to all shares of Transfer Stock with respect to any Proposed Transfer.

1.18

“Secondary Refusal Right” means the right, but not an obligation, of each Investor and Key Holder to purchase up to its pro rata portion (based upon the total number of shares of Capital Stock then held by all Investors and Key Holders) of any Transfer Stock not purchased pursuant to the Right of First Refusal, on the terms and conditions specified in the Proposed Transfer Notice.

1.19

“Transferee Notice” means written notice from a Prospective Transferee notifying the Company and the selling Prospective Transferor that such Prospective Transferee intends to exercise its Secondary Refusal Right as to a portion of the Transfer Stock with respect to any Proposed Transfer.

1.20

“Transfer Stock” means shares of Capital Stock owned by a Prospective Transferee, or issued to a Prospective Transferee after the date hereof (including, without limitation, in connection with any stock split, stock dividend, recapitalization, reorganization, or the like), but does not include any shares of Preferred Stock or of Common Stock that are issued or issuable upon conversion of Preferred Stock.

1.21

“Undersubscription Notice” means written notice from a Prospective Transferee notifying the Company and the Prospective Transferor that such Prospective Transferee intends to exercise its option to purchase all or any portion of the Transfer Stock not purchased pursuant to the Right of First Refusal or the Secondary Refusal Right.

2.

Agreement Among the Company, the Investors and the Key Holders

.

2.1

Right of First Refusal

.

(a)

Grant.  Subject to the terms of Section 3 below, each Investor and Key Holder hereby unconditionally and irrevocably grants to the Company a Right of First Refusal to purchase all or any portion of Transfer Stock that such Investor or Key Holder may propose to transfer in a Proposed Transfer, at the same price and on the same terms and conditions as those offered to the Prospective Transferee.

(b)

Notice.  Each Investor and Key Holder proposing to make a Proposed Transfer must deliver a Proposed Transfer Notice to the Company and each Investor not later than forty-five (45) days prior to the consummation of such Proposed Transfer.  Such Proposed Transfer Notice shall contain the material terms and conditions (including price and form of consideration) of the Proposed Transfer, the identity of the Prospective Transferee and the intended date of the Proposed Transfer.  To exercise its Right of First Refusal under this Section 2, the Company must deliver a Company Notice to the Prospective Transferor within fifteen (15) days after delivery of the Proposed Transfer Notice.  In the event of a conflict between this Agreement and any other agreement that may have been entered into by a Key Holder with the Company that contains a preexisting right of first refusal, the Company and the Key Holder acknowledge and agree that the terms of this Agreement shall control and the preexisting right of first refusal shall be deemed satisfied by compliance with Subsection 2.1(a) and this Subsection 2.1(b). In the event of a conflict between this Agreement and the Company’s Bylaws containing a preexisting right of first refusal, the terms of the Bylaws will control and compliance with the Bylaws shall be deemed compliance with this Subsection 2.1(a) and (b) in full.

(c)

Grant of Secondary Refusal Right to Investors.  Subject to the terms of Section 3 below, each Investor and Key Holder hereby unconditionally and irrevocably grants to the Investors and Key Holders a Secondary Refusal Right to purchase all or any portion of the Transfer Stock not purchased by the Company pursuant to the Right of First Refusal, as provided in this Subsection 2.1(c).  If the Company does not intend to exercise its Right of First Refusal with respect to all Transfer Stock subject to a Proposed Transfer, the Company must deliver a Secondary Notice to the Prospective Transferor and to each Investor and Key Holder to that effect no later than fifteen (15) days after the Proposed Transferor delivers the Proposed Transfer Notice to the Company.  To exercise its Secondary Refusal Right, an Investor or Key Holder must deliver a Transferee Notice to the Proposed Transferor and the Company within ten (10) days after the Company’s deadline for its delivery of the Secondary Notice as provided in the preceding sentence.

(d)

Undersubscription of Transfer Stock.  If options to purchase have been exercised by the Company and the Investors and Key Holders with respect to some but not all of the Transfer Stock by the end of the ten (10) day period specified in the last sentence of Subsection 2.1(c) (the “Investor Notice Period”), then the Company shall, immediately after the expiration of the Investor Notice Period, send written notice (the “Company Undersubscription Notice”) to those Investors and Key Holders who fully exercised their Secondary Refusal Right within the Transferee Notice Period (the “Exercising Stockholders”).  Each Exercising Stockholder shall, subject to the provisions of this Subsection 2.1(d), have an additional option to purchase all or any part of the balance of any such remaining unsubscribed shares of Transfer Stock on the terms and conditions set forth in the Proposed Transfer Notice.  To exercise such option, an Exercising Stockholder or Key Holder must deliver an Undersubscription Notice to the Prospective Transferor and the Company within ten (10) days after the expiration of the Investor Notice Period.  In the event there are two (2) or more such Exercising Stockholders that choose to exercise the last-mentioned option for a total number of remaining shares in excess of the number available, the remaining shares available for purchase under this Subsection 2.1(d) shall be allocated to such Exercising Stockholders pro rata based on the number of shares of Transfer Stock such Exercising Stockholders have elected to purchase pursuant to the Secondary Refusal Right (without giving effect to any shares of Transfer Stock that any such Exercising Stockholder has elected to purchase pursuant to the Company Undersubscription Notice).  If the options to purchase the remaining shares are exercised in full by the Exercising Stockholders, the Company shall promptly notify all of the Exercising Stockholders and the selling Prospective Transferor of that fact.

(e)

Consideration; Closing.  If the consideration proposed to be paid for the Transfer Stock is in property, services or other non-cash consideration, the fair market value of the consideration shall be as determined in good faith by the Company’s Board of Directors and as set forth in the Company Notice.  If the Company or any Investor or Key Holder cannot for any reason pay for the Transfer Stock in the same form of non-cash consideration, the

Company or such Investor may pay the cash value equivalent thereof, as determined in good faith by the Board of Directors and as set forth in the Company Notice.  The closing of the purchase of Transfer Stock by the Company and the Investors shall take place, and all payments from the Company and the Prospective Transferees shall have been delivered to the Prospective Transferor, by the later of (i) the date specified in the Proposed Transfer Notice as the intended date of the Proposed Transfer; and (ii) forty-five (45) days after delivery of the Proposed Transfer Notice.

2.2

Right of Co-Sale

.

(a)

Exercise of Right.  If any Transfer Stock subject to a Proposed Transfer is not purchased pursuant to Subsection 2.1 above and thereafter is to be sold to a Prospective Transferee, each respective Investor and Key Holder may elect to exercise its Right of Co-Sale and participate on a pro rata basis in the Proposed Transfer as set forth in Subsection 2.2(b) below and, subject to Subsection 2.2(d), otherwise on the same terms and conditions specified in the Proposed Transfer Notice. Each Investor and Key Holder who desires to exercise its Right of Co-Sale (each, a “Participating Stockholder”) must give the Prospective Transferor written notice to that effect within fifteen (15) days after the deadline for delivery of the Secondary Notice described above, and upon giving such notice such Participating Stockholder shall be deemed to have effectively exercised the Right of Co-Sale.

(b)

Shares Includable.  Each Participating Stockholder may include in the Proposed Transfer all or any part of such Participating Stockholder’s Capital Stock equal to the product obtained by multiplying (i) the aggregate number of shares of Transfer Stock subject to the Proposed Transfer (excluding shares purchased by the Company or the Participating Stockholders pursuant to the Right of First Refusal or the Secondary Refusal Right) by (ii) a fraction, the numerator of which is the number of shares of Capital Stock owned by such Participating Stockholder immediately before consummation of the Proposed Transfer and the denominator of which is the total number of shares of Capital Stock owned, in the aggregate, by all Participating Stockholders immediately prior to the consummation of the Proposed Transfer.  To the extent one (1) or more of the Participating Stockholders exercises such right of participation in accordance with the terms and conditions set forth herein, the number of shares of Transfer Stock that the Prospective Transferor may sell in the Proposed Transfer shall be correspondingly reduced.

(c)

Purchase and Sale Agreement.  The Participating Stockholders and the Prospective Transferor agree that the terms and conditions of any Proposed Transfer in accordance with Subsection 2.2 will be memorialized in, and governed by, a written purchase and sale agreement with the Prospective Transferee (the “Purchase and Sale Agreement”) with customary terms and provisions for such a transaction, and the Participating Stockholders and the Prospective Transferor further covenants and agrees to enter into such Purchase and Sale Agreement as a condition precedent to any sale or other transfer in accordance with this Subsection 2.2.

(d)

Allocation of Consideration.

(i)

Subject to Subsection 2.2(d)(ii), the aggregate consideration payable to the Participating Stockholders and the Prospective Transferor shall be allocated based on the number of shares of Capital Stock sold to the Prospective Transferee by each Participating Stockholder and the Prospective Transferor as provided in Subsection 2.2(b), provided that if a Participating Stockholder wishes to sell Preferred Stock, the price set forth in the Proposed Transfer Notice shall be appropriately adjusted based on the conversion ratio of the Preferred Stock into Common Stock.

(ii)

In the event that the Proposed Transfer constitutes a Change of Control, the terms of the Purchase and Sale Agreement shall provide that the aggregate consideration from such transfer shall be allocated to the Participating Stockholders and the Prospective Transferor in accordance with Sections 2.1 and 2.2 of Article V(B) of the Restated Certificate as if (A) such transfer were a Deemed Liquidation Event, and (B) the Capital Stock sold in accordance with the Purchase and Sale Agreement were the only Capital Stock outstanding.

(e)

Purchase by Selling Key Holder; Deliveries.  Notwithstanding Subsection 2.2(c) above, if any Prospective Transferee or Transferees refuse(s) to purchase securities subject to the Right of Co-Sale from any Participating Stockholder or upon the failure to negotiate in good faith a Purchase and Sale Agreement reasonably satisfactory to the Participating Stockholders, no Key Holder or Investor may sell any Transfer Stock to such Prospective Transferee or Transferees unless and until, simultaneously with such sale, such Key Holder purchases all securities subject to the Right of Co-Sale from such Participating Stockholder on the same terms and conditions (including the proposed purchase price) as set forth in the Proposed Transfer Notice and as provided in Subsection 2.2(d)(i); provided, however, if such sale constitutes a Change of Control, the portion of the aggregate consideration paid by the Prospective Transferor to such Participating Stockholder shall be made in accordance with the first sentence of Subsection 2.2(d)(ii).  In connection with such purchase by the Prospective Transferor, such Participating Stockholder shall deliver to the Prospective Transferor any stock certificate or certificates, properly endorsed for transfer, representing the Capital Stock being purchased by the Prospective Transferor (or request that the Company effect such transfer in the name of the Prospective Transferor).  Any such shares transferred to the Prospective Transferor will be transferred to the Prospective Transferee against payment therefor in consummation of the sale of the Transfer Stock pursuant to the terms and conditions specified in the Proposed Transfer Notice, and the Prospective Transferor shall concurrently therewith remit or direct payment to each such Participating Stockholder the portion of the aggregate consideration to which each such Participating Stockholder is entitled by reason of its participation in such sale as provided in this Subsection 2.2(e).

(f)

Additional Compliance.  If any Proposed Transfer is not consummated within forty-five (45) days after receipt of the Proposed Transfer Notice by the Company, the Prospective Transferor may not sell any Transfer Stock unless they first comply in full with each provision of this Section 2.  The exercise or election not to exercise any right by any Investor hereunder shall not adversely affect its right to participate in any other sales of Transfer Stock subject to this Subsection 2.2.

2.3

Effect of Failure to Comply

.

(a)

Transfer Void; Equitable Relief.  Any Proposed Transfer not made in compliance with the requirements of this Agreement shall be null and void ab initio, shall not be recorded on the books of the Company or its transfer agent and shall not be recognized by the Company.  Each party hereto acknowledges and agrees that any breach of this Agreement would result in substantial harm to the other parties hereto for which monetary damages alone could not adequately compensate.  Therefore, the parties hereto unconditionally and irrevocably agree that any non-breaching party hereto shall be entitled to seek protective orders, injunctive relief and other remedies available at law or in equity (including, without limitation, seeking specific performance or the rescission of purchases, sales and other transfers of Transfer Stock not made in strict compliance with this Agreement).

(b)

Violation of First Refusal Right.  If any Prospective Transferor becomes obligated to sell any Transfer Stock to the Company or any Investor or Key Holder under this Agreement and fails to deliver such Transfer Stock in accordance with the terms of this Agreement, the Company and/or such Investor or Key Holder may, at its option, in addition to all other remedies it may have, send to such Prospective Transferor the purchase price for such Transfer Stock as is herein specified and transfer to the name of the Company or such Investor or Key Holder (or request that the Company effect such transfer in the name of an Investor or Key Holder) on the Company’s books any certificates, instruments, or book entry representing the Transfer Stock to be sold.

(c)

Violation of Co-Sale Right.  If any Investor or Key Holder purports to sell any Transfer Stock in contravention of the Right of Co-Sale (a “Prohibited Transfer”), each Participating Stockholder who desires to exercise its Right of Co-Sale under Subsection 2.2 may, in addition to such remedies as may be available by law, in equity or hereunder, require such Prospective Transferee to purchase from such Participating Stockholder the type and number of shares of Capital Stock that such Participating Stockholder would have been entitled to sell to the Prospective Transferee had the Prohibited Transfer been effected in compliance with the terms of Subsection 2.2.  The sale will be made on the same terms, including, without limitation, as provided in Subsection 2.2(d)(i) and the first sentence of Subsection 2.2(d)(ii), as applicable, and subject to the same conditions as would have applied had the Investor or Key Holder not made the Prohibited Transfer, except that the sale (including, without limitation, the delivery of the purchase price) must be made within ninety (90) days after the Participating Stockholder learns of the Prohibited Transfer, as opposed to the timeframe proscribed in Subsection 2.2.  Such Investor or Key Holder shall also reimburse each Participating Stockholder for any and all reasonable and documented out-of-pocket fees and expenses, including reasonable legal fees and expenses, incurred pursuant to the exercise or the attempted exercise of the Participating Stockholder’s rights under Subsection 2.2.

3.

Exempt Transfers

.

3.1

Exempted Transfers

.  Notwithstanding the foregoing or anything to the contrary herein, the provisions of Subsections 2.1 and 2.2 shall not apply (a) in the case of a Prospective Transferor that is an entity, upon a transfer by such Prospective Transferor to its stockholders, members, partners or other equity holders, (b) to a repurchase of Transfer Stock from a Prospective Transferor by the Company at a price no greater than that originally paid by such Prospective Transferor for such Transfer Stock and pursuant to an agreement containing vesting and/or repurchase provisions approved by a majority of the Board of Directors, (c) to a pledge of Transfer Stock that creates a mere security interest in the pledged Transfer Stock, provided that the pledgee thereof agrees in writing in advance to be bound by and comply with all applicable provisions of this Agreement to the same extent as if it were the Prospective Transferor making such pledge, (d) in the case of a Prospective Transferor that is a natural person, upon a transfer of Transfer Stock by such Prospective Transferor made for bona fide estate planning purposes, either during his or her lifetime or on death by will or intestacy to his or her spouse, child (natural or adopted), or any other direct lineal descendant of such Prospective Transferor (or his or her spouse) (all of the foregoing collectively referred to as “family members”), or any other relative or person approved by the Board of Directors of the Company, or any custodian or trustee of any trust, partnership or limited liability company for the benefit of, or the ownership interests of which are owned wholly by such Prospective Transferor or any such family members; (e) to a transfer that is approved by the Board of Directors of the Company; or (f) to the sale by the Prospective Transferor of up to ten percent (10%) of the Transfer Stock held by such Prospective Transferor as of the date that such Prospective Transferor first became party to this Agreement; provided that in the case of clause(s) (a), (c), (d), (e) or (f), the Prospective Transferor shall deliver prior written notice to the Investors and Key Holders of such pledge, gift or transfer and such shares of Transfer Stock shall at all times remain subject to the terms and restrictions set forth in this Agreement and such transferee shall, as a condition to such issuance, deliver a counterpart signature page to this Agreement as confirmation that such transferee shall be bound by all the terms and conditions of this Agreement as an Investor (but only with respect to the securities so transferred to the transferee), including the obligations of a Prospective Transferor with respect to Proposed Transfers of such Transfer Stock pursuant to Section 2; and provided further in the case of any transfer pursuant to clause (a) or (d) above, that such transfer is made pursuant to a transaction in which there is no consideration actually paid for such transfer.

3.2

Exempted Offerings

.  Notwithstanding the foregoing or anything to the contrary herein, the provisions of Section 2 shall not apply to the sale of any Transfer Stock (a) to the public in an offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, or pursuant to a qualified offering statement under Regulation A (a “Public Offering”); or (b) pursuant to a Deemed Liquidation Event.

3.3

Prohibited Transferees

.  Notwithstanding the foregoing, no Prospective Transferor shall transfer any Transfer Stock to (a) any entity which, in the determination of the Company’s Board of Directors, directly or indirectly competes with the Company; or (b) any customer, distributor or supplier of the Company, if the Company’s Board of Directors should determine that such transfer would result in such customer, distributor or supplier receiving information that would place the Company at a competitive disadvantage with respect to such customer, distributor or supplier.

4.

Legend

.  Each certificate, instrument, or book entry representing shares of Transfer Stock held by the Key Holders or Investors or issued to any permitted transferee in connection with a transfer permitted by Subsection 3.1 hereof shall be notated with the following legend:

THE SALE, PLEDGE, HYPOTHECATION, OR TRANSFER OF THE SECURITIES REPRESENTED HEREBY IS SUBJECT TO, AND IN CERTAIN CASES PROHIBITED BY, THE TERMS AND CONDITIONS OF A CERTAIN RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT BY AND AMONG THE STOCKHOLDER, THE CORPORATION AND CERTAIN OTHER HOLDERS OF STOCK OF THE CORPORATION.  COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE CORPORATION.

Each Investor and Key Holder agrees that the Company may instruct its transfer agent to impose transfer restrictions on the shares notated with the legend referred to in this Section 4 above to enforce the provisions of this Agreement, and the Company agrees to promptly do so.  The legend shall be removed upon termination of this Agreement at the request of the holder.

5.

Miscellaneous

.

5.1

Term

.  This Agreement shall automatically terminate upon the earlier of (a) immediately prior to the consummation of the Company’s IPO; and (b) the consummation of a Deemed Liquidation Event.

5.2

Stock Split

.  All references to numbers of shares in this Agreement shall be appropriately adjusted to reflect any stock dividend, split, combination or other recapitalization affecting the Capital Stock occurring after the date of this Agreement.

5.3

Ownership

.  Each Investor and Key Holder represents and warrants that such Investor or Key Holder is the sole legal and beneficial owner of the shares of Transfer Stock subject to this Agreement and that no other person or entity has any interest in such shares (other than a community property interest as to which the holder thereof has acknowledged and agreed in writing to the restrictions and obligations hereunder).

5.4

Dispute Resolution

.  The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the federal courts located in Spokane, Washington for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the federal courts located in Spokane, Washington, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

The prevailing party shall be entitled to reasonable attorney’s fees, costs, and necessary disbursements in addition to any other relief to which such party may be entitled.

5.5

Notices

.  All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt.  All communications shall be sent to the respective parties at their address as set forth on Schedule A or Schedule B hereof, as the case may be, or to such email address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 6.5.  If notice is given to the Company, it shall be sent to 1314 S. Grand Blvd., Suite 2-133, Spokane, WA 99202, Attention: CEO; and a copy (which shall not constitute notice) shall also be sent to 601 W. Riverside Ave., Suite 1400, Spokane, WA 99201, Attention: Daniel Wadkins.

5.6

Entire Agreement

.  This Agreement (including, the Exhibits and Schedules hereto) constitutes the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled.

5.7

Delays or Omissions

.  No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.  Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.  All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

5.8

Amendment; Waiver and Termination

.  This Agreement may be amended, modified or terminated (other than pursuant to Section 6.1 above) and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a written instrument executed by (a) the Company, (b) the Key Holders, and (c) the Investors holding a majority of the shares of the outstanding Series A Preferred Stock.  Any amendment, modification, termination or waiver so effected shall be binding upon the Company, the Investors, the Key Holders and all of their respective successors and permitted assigns whether or not such party, assignee or other shareholder entered into or approved such amendment, modification, termination or waiver.  Notwithstanding the foregoing, (i) this Agreement may not be amended, modified or terminated and the observance of any term hereunder may not be waived with respect to any Investor or Key Holder without the written consent of such Investor or Key Holder unless such amendment, modification, termination or waiver applies to all Investors and Key Holders, respectively, in the same fashion, and (ii) the consent of the Key Holders shall not be required for any amendment, modification, termination or waiver if such amendment, modification, termination or waiver does not apply to the Key Holders, and (iii) Schedule A hereto may be amended by the Company from time to time in accordance with the Subscription Agreement to add information regarding any additional

Investors without the consent of the other parties hereto. The Company shall give prompt written notice of any amendment, modification or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, modification, termination or waiver.  No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

5.9

Assignment of Rights

.

(a)

The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties.  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

(b)

Any successor or permitted assignee of any Key Holder, including any Prospective Transferee who purchases shares of Transfer Stock in accordance with the terms hereof, shall deliver to the Company, as a condition to any transfer or assignment,  a counterpart signature page hereto pursuant to which such successor or permitted assignee shall confirm their agreement to be subject to and bound by all of the provisions set forth in this Agreement that were applicable to the predecessor or assignor of such successor or permitted assignee.

(c)

The rights of the Investors hereunder are not assignable without the Company’s written consent (which shall not be unreasonably withheld, delayed or conditioned), except by an Investor to any Affiliate, it being acknowledged and agreed that any such assignment shall be subject to and conditioned upon any such assignee’s delivery to the Company and the other Investors of a counterpart signature page hereto pursuant to which such assignee shall confirm their agreement to be subject to and bound by all of the provisions set forth in this Agreement that were applicable to the assignor of such assignee.

(d)

Except in connection with an assignment by the Company by operation of law to the acquirer of the Company, the rights and obligations of the Company hereunder may not be assigned under any circumstances.

5.10

Severability

.  The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

5.11

Additional Investors

.  Notwithstanding anything to the contrary contained herein, if the Company issues additional shares of the Company’s Series A Preferred Stock after the date hereof, any purchaser of such shares of Series A Preferred Stock may become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement and thereafter shall be deemed an “Investor” for all purposes hereunder.

5.12

Governing Law

. This Agreement shall be governed by the internal law of the State of Washington, without regard to its conflict of laws principles.

5.13

Titles and Subtitles

.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

5.14

Counterparts

.  This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

5.15

Specific Performance

.  In addition to any and all other remedies that may be available at law in the event of any breach of this Agreement, each Investor shall be entitled to specific performance of the agreements and obligations of the Company and the Key Holders hereunder and to such other injunction or other equitable relief as may be granted by a court of competent jurisdiction.

5.16

Additional Key Holders

.  In the event that after the date of this Agreement, the Company issues shares of Common Stock, or options to purchase Common Stock, to any employee or consultant, which shares or options would collectively constitute with respect to such employee or consultant (taking into account all shares of Common Stock, options and other purchase rights held by such employee or consultant) one percent (1%) or more of the Company’s then outstanding Common Stock (treating for this purpose all shares of Common Stock issuable upon exercise of or conversion of outstanding options, warrants or convertible securities, as if exercised or converted), the Company shall, as a condition to such issuance, cause such employee or consultant to execute a counterpart signature page hereto as a Key Holder, and such person shall thereby be bound by, and subject to, all the terms and provisions of this Agreement applicable to a Key Holder.

5.17

Consent of Spouse

.  If any Investor or Key Holder is married on the date of this Agreement, such Investor’s or Key Holder’s spouse shall execute and deliver to the Company a Consent of Spouse in the form of Exhibit A hereto (“Consent of Spouse”), effective on the date hereof.  Notwithstanding the execution and delivery thereof, such consent shall not be deemed to confer or convey to the spouse any rights in such Investor’s or Key Holder’s shares of Transfer Stock that do not otherwise exist by operation of law or the agreement of the parties.  If any Investor or Key Holder should marry or remarry subsequent to the date of this Agreement, such Investor or Key Holder shall within thirty (30) days thereafter obtain his/her new spouse’s acknowledgement of and consent to the existence and binding effect of all restrictions contained in this Agreement by causing such spouse to execute and deliver a Consent of Spouse acknowledging the restrictions and obligations contained in this Agreement and agreeing and consenting to the same.   [Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Right of First Refusal and Co-Sale Agreement as of the date first written above.

HYPERSCIENCES, INC.:

By:

Name:

Title:

KEYHOLDERS:

Signature:

Name:

INVESTORS:

By:

Name:

Title:

SIGNATURE PAGE TO RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT

SCHEDULE A
INVESTORS

Name and Address	Number of Shares Held

SCHEDULE B
KEY HOLDERS

Name and Address	Number of Shares Held

EnergeticX.net, LLC.

3,484,377

EXHIBIT A
CONSENT OF SPOUSE

I, [____________________], spouse of [______________], acknowledge that I have read the Right of First Refusal and Co-Sale Agreement, dated as of [_____ __, 2018], to which this Consent is attached as Exhibit A (the “Agreement”), and that I know the contents of the Agreement.  I am aware that the Agreement contains provisions regarding certain rights to certain other holders of Capital Stock of the Company upon a Proposed Transfer of shares of Transfer Stock of the Company which my spouse may own including any interest I might have therein.

I hereby agree that my interest, if any, in any shares of Transfer Stock of the Company subject to the Agreement shall be irrevocably bound by the Agreement and further understand and agree that any community property interest I may have in such shares of Transfer Stock of the Company shall be similarly bound by the Agreement.

I am aware that the legal, financial and related matters contained in the Agreement are complex and that I am free to seek independent professional guidance or counsel with respect to this Consent.  I have either sought such guidance or counsel or determined after reviewing the Agreement carefully that I will waive such right.

Dated as of the [__] day of [__________, _____].

Signature

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